Subject to completion, dated February 9, 2004

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424b5
(to Prospectus dated February 1, 2002)	Registration No. 333-75888

4,400,000 Shares

Common Stock

$             per share

We are offering 4,400,000 shares of our common stock with this prospectus supplement and the accompanying prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “CCBL.” On February 6, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $17.19 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 660,000 shares from us within 30 days following the date of this prospectus to cover over-allotments. The underwriters expect to deliver the shares to purchasers on or about February     , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

Friedman Billings Ramsey

Needham & Company, Inc.

Credit Lyonnais Securities (USA) Inc.

The date of this prospectus supplement is February     , 2004.

Prospectus Supplement

Prospectus

Prospectus Summary	1
About C-COR.net	1
Summary Of The Securities We May Offer	2
Risk Factors	3
Forward-Looking Statements	11
Use of Proceeds	12
Ratio of Earnings to Fixed Charges	12
Description Of Capital Stock	13
Description Of Debt Securities	17
Description of Warrants	23
Plan of Distribution	23
Legal Matters	25
Independent Public Accountants	25
Where You Can Find More Information	25

This prospectus supplement and the accompanying prospectus contain information that you should consider when making your investment decision. You should read the entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference carefully before you invest. The prospectus supplement contains information about the common stock offered in this offering and the accompanying prospectus contains information about our securities generally. The prospectus supplement also adds, updates, and changes certain information contained in the accompanying prospectus. To the extent that any of the information included in this prospectus supplement is inconsistent or conflicts with the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement supersedes the information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus is only accurate as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer or sell these securities.

S-i

Prospectus Supplement Summary

About C-COR.net

We are a global provider of communications equipment, technical services and software solutions for two-way hybrid fiber coax broadband networks delivering video, voice and data. We operate through the following three divisions:

•	Broadband Communications Products is responsible for the development, production, integration, management, support, and sale of our broadband network products, including advanced fiber optic, radio frequency, and digital video transport systems used in video, voice, and data applications.

•	Broadband Network Services provides technical services for engineering, design, and deployment of advanced applications over broadband networks.

•	Broadband Management Solutions is responsible for development, integration, management, implementation, support, and sale of our modular suite of software designed for managing broadband networks and providing operational support.

Our principal customers include many of the largest cable operators in the United States, such as Adelphia Communications, Cablevision Systems, Charter Communications, Comcast Corporation, Cox Communications, Insight Communications, Mediacom Communications, and Time Warner Cable; a number of smaller domestic cable operators; and numerous international cable operators. Our customer base also includes telephone companies and broadcasters.

Our principal executive offices are located at 60 Decibel Road, State College, Pennsylvania 16801. Our telephone number is (814) 238-2461.

Industry Dynamics

We believe the following industry dynamics and trends provide us with a significant market opportunity:

•	Growth in enhanced broadband services requires continued network upgrades by domestic and international cable operators.

•	Growing demand for “triple play” services - video, voice, and data.

•	Cable operators are demanding advanced network technologies and software solutions.

•	Improved conditions for many large cable operators.

Our Strategy

Our core strategy is to leverage our reputation for quality and service, our strong customer relationships, and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable, and cost-effective network products and service solutions worldwide. Specific aspects of our strategy include:

•	Providing a comprehensive hybrid fiber coax network product line.

•	Leveraging our extensive installed base of network products worldwide.

•	Providing software solutions to enhance network integrity and operational support.

•	Increasing international sales.

•	Pursuing strategic acquisitions and partnerships.

The Offering

Common stock offered	4,400,000 shares

Common stock to be outstanding after this offering	42,161,162 shares

Use of proceeds	We will use the net proceeds from the sale of the common stock offered hereby for general corporate purposes and, if opportunities arise, acquisitions.

Nasdaq National Market Symbol	CCBL

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of February 6, 2004. This number does not include:

•	5,153,020 shares issuable upon exercise of stock options outstanding under our stock option plans as of February 6, 2004;

•	2,237,730 shares available for future grant or issuance pursuant to our stock option plans;

•	10,811 shares issuable upon exercise of warrants; and

•	660,000 shares issuable upon exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Data

The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended			Six Months Ended
	June 29, 2001	June 28, 2002	June 27, 2003	Dec. 27, 2002	Dec. 26, 2003
				(unaudited)
	(in thousands, except per share data)
Statement of Operations Data (continuing operations):
Net sales
Broadband Communications Products	$181,873	$224,331	$172,750	$84,430	$91,266
Broadband Network Services	38,755	38,070	23,377	12,600	20,501
Broadband Management Solutions	2,667	3,250	4,535	1,579	6,530

Total net sales	$223,295	$265,651	$200,662	$98,609	$118,297

Gross margin	$45,627	$78,117	$31,938	$22,793	$43,260
Income (loss) from operations	(16,850)	(67,739)	(93,356)	(17,816)	13,178
Net income (loss)	7,650	(41,924)	(139,589)	(11,966)	34,549
Net income (loss) per share:
Basic	$(0.23)	$(1.24)	$(3.84)	$(0.33)	$0.94
Diluted	$(0.23)	$(1.24)	$(3.84)	$(0.33)	$0.92

Weighted average common shares and common share equivalents:
Basic	32,905	33,710	36,384	36,351	36,652
Diluted	32,905	33,710	36,384	36,351	37,651

Statement of Cash Flows Data:
Net cash provided by (used in) operating activities:	$9,138	$(10,951)	$(11,920)	$2,593	$39,099

				December 26, 2003
	June 29, 2001	June 28, 2002	June 27, 2003	Actual	As Adjusted[1]
				(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$87,891	$111,858	$22,609	$64,029	$135,483
Working capital	153,001	164,727	37,597	80,761	152,215
Total assets	238,705	270,823	142,845	182,320	253,774
Short and long-term debt	1,765	1,896	1,113	1,023	1,023
Total shareholders’ equity	203,909	218,598	81,529	121,770	193,224

(1)	Adjusted to reflect the sale of 4,400,000 shares at an offering price of $17.19 per share, less underwriting discount and other expenses related to this offering.

Risk Factors

Before deciding to invest in our securities, you should consider carefully the risks described in this prospectus supplement and in the prospectus, as well as other information we include or incorporate by reference in this prospectus supplement and in the accompanying prospectus and the additional information in the reports that we file with the Securities and Exchange Commission. The risks and uncertainties described in this prospectus supplement and in the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about, that we currently believe are immaterial or that are similar to those faced by other companies in our industry or business in general, may also adversely affect our business. If any of the risks described actually occur, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is dependent on the level of capital spending by hybrid fiber coax network operators.

Historically, most of our sales have been network distribution and transmission equipment and services to hybrid fiber coax network operators in the United States and internationally, and we expect this to continue for the foreseeable future. Demand for our products depends significantly upon the size and timing of capital spending by hybrid fiber coax network operators for constructing, rebuilding, upgrading, or maintaining their systems. We cannot accurately predict the patterns of hybrid fiber coax network operators’ spending, but we believe that these patterns will be affected in the near future by a variety of factors, including:

•	a reassessment by cable operators of capital spending requirements with the objective of balancing subscriber demand for advanced services with the financial market expectation of solid financial results and, in particular, a renewed emphasis on generating positive cash flow and increasing revenue generated per subscriber;

•	the transition of most major domestic operations from large-scale network upgrades to more targeted capital investment tied to the roll-out of advanced services over small network segments;

•	delayed spending due to economic conditions in the international markets for network upgrades to support two-way capability for advanced video, voice, and data services; and

•	consolidation of cable operators that could result in a reduction in capital spending.

Our customer base consists primarily of a limited number of customers in a single industry.

Most of our sales have been to relatively few customers. Sales to our ten largest customers accounted for approximately 82% of net sales in fiscal year 2001, 79% of net sales in fiscal year 2002, and 64% of net sales in fiscal year 2003. The loss of, or any reduction in orders from, a significant customer would harm our business. For example, in June 2002, our largest customer at the time, Adelphia Communications (representing approximately 30% of our fiscal year 2002 sales), filed a petition for protection under the federal bankruptcy statutes. At the time of the petition, we had outstanding accounts receivables of $44.9 million that were written off in fiscal year 2002, which had a material adverse effect on our financial condition.

In recent years, there has also been significant consolidation of ownership of cable systems, particularly in the United States. As a result, we expect that the concentration of our sales among a limited number of customers will continue. Almost all of our sales are made on a purchase order basis and none of our customers have entered into long-term agreements requiring them to purchase our products. We expect that any further consolidation of our customer base may result in delays in receiving new orders or a reduction in the size of orders for our products, which may harm our business.

We could be adversely affected if broadband communications do not develop rapidly.

Our core products are network distribution and transmission equipment for hybrid fiber coax networks. Hybrid fiber coax networks can be used for high-speed internet access, telephony, video-on-demand, and digital cable television. Demand for our products depends primarily on our customers’ desire and ability to upgrade their existing networks and offer high-speed internet access, telephony, video-on-demand, and digital cable television, in addition to basic video service. There are, however, technologies that compete with hybrid fiber coax networks in providing high speed internet access, telephony, video-on-demand, and digital cable television to end users such as direct broadcast satellite, digital subscriber line, and local multipoint distribution services. Improvements in a competing technology could result in significant price and/or performance advantages for that technology which, in turn, could reduce demand for our products.

It is difficult for us to accurately predict the future growth rate, size, and technological direction of the broadband communications market. As this market evolves, it is possible that hybrid fiber coax network operators, telephone companies, or other suppliers of broadband wireless and satellite services will decide to adopt alternative technologies or standards that are incompatible with our products. If we are unable to design, manufacture, and market products that incorporate or are compatible with these new technologies or standards, our business would suffer.

If we are unable to increase our operations support systems software revenue to generate adequate profitability, our financial results would be adversely affected.

Our ability to increase the revenue generated by our operations support systems software depends on many factors that are beyond our control. For example:

•	our customers may decide to continue to manage their hybrid fiber coax networks by focusing on limited, individual elements of the network rather than managing their entire network integrity and service delivery processes using a suite of software application modules such as our Integrated Services Management (ISM™) system;

•	our customers may decide to use internally developed software tools to manage their networks rather than license software from us;

•	the software business is volatile and we may not be able to effectively utilize our resources and meet the needs of our customers if we are unable to forecast the future demands of such customers;

•	if our customers increase the amount of spending on operations support system software, new suppliers may enter the market and successfully capture market share; and

•	we may be unable to hire and retain enough qualified technical and management personnel to support our growth plans.

Fluctuations in our software sales may result in greater volatility in our operating results.

The level of our software sales are likely to fluctuate significantly quarter to quarter for the foreseeable future and introduce greater volatility to our operating results than has been typical in the past, when the main source of volatility was the high proportion of quick-turn equipment sales. Our software business is in the early stages of development and its sales are characterized by large one-time system deployments where revenue is recognized using the completed contract method upon completion of the deployment and subsequent customer acceptance. Because the gross margins associated with software sales are substantially higher than our average gross margins, fluctuations in quarterly software sales have a disproportionate effect on operating results and earnings per share and could result in our operating results falling short of the expectations of securities analysts and investors. In such event, the price of our common stock could be adversely affected.

We may be unable to accurately forecast the demand level for our products in the long term.

Many domestic cable operators have upgraded their networks to enable two-way communications. While we expect to generate additional sales in the coming quarters as the remainder of the domestic cable networks, as well as international cable networks, are upgraded and as new products are introduced, we cannot accurately forecast the level of demand for our products in the long term. We expect the future level of demand for our products to be heavily influenced by the penetration rates of such consumer offerings as video-on-demand, digital television, high-speed internet access, and telephony over hybrid fiber coax networks, which are beyond our control. In addition, we expect a higher proportion of our revenues to come from international customers in countries where the hybrid fiber coax networks are being upgraded to enable these services to be offered.

If we are unable to design, manufacture, and market new products in a timely manner, we may not remain competitive.

The broadband communications market is characterized by continuing technological advancement, changes in customer requirements, and evolving industry standards. To compete successfully, we must design, manufacture, and market new products that provide increasingly higher levels of performance and reliability. Our inability to design, manufacture, and market these products or to achieve broad commercial acceptance of these products would have an adverse effect on our business.

We may pursue acquisitions and investments that could adversely affect our business.

In the past we have made, and in the future we may make, acquisitions of and investments in businesses, products, and technologies to complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products, or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses, and write-downs of acquired assets.

If we are unable to retain our key personnel or recruit additional key personnel in the future, we may be unable to effectively execute our business strategy.

Our success depends on our ability to hire, retain, and motivate highly qualified personnel. Competition for qualified technical and other personnel is intense and we may not successfully attract or retain such personnel. Competitors and others in the past have recruited our employees and may do so in the future. While we require our employees to sign customary agreements concerning confidentiality and ownership of inventions, we generally do not have employment contracts or non-competition agreements with our personnel. If we lose any of our key personnel, are unable to attract qualified personnel, or are delayed in hiring required personnel, particularly engineers and other technical personnel, our business could be negatively affected.

Our reliance on several key components, subassemblies and modules used in the manufacturing of our products could restrict production.

We obtain many components, subassemblies, and modules necessary for manufacturing our products from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our increasing reliance on subcontractors, involves several risks. These risks include a potential inability to obtain an adequate supply of required components, subassemblies, or modules, and reduced control over pricing, quality, and timely delivery of these components, subassemblies, or modules. We do not generally maintain long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries, or any other circumstances requiring us to seek alternative sources of supply, could affect our ability to ship our products on a timely basis, which could damage our relationships with current and prospective customers and harm our business.

In response to a sharp decline in capital spending by our customers that resulted in a decline in demand for our products, we reduced our level of orders and future forecasts with our suppliers. As a result, it may be more difficult in the future to obtain components required for our products or to ramp up the volume of components, subassemblies, or modules if demand for our products increases. The lower level of purchases from our suppliers may also adversely affect our unit costs which are in many cases based upon volume discounts.

Our ability to achieve our strategic objective of delivering a full range of broadband management services will depend upon our ability to effectively manage our service workforce.

Our provision of the broadband management services required by our customers across the hybrid fiber coax network depends upon our ability to hire, retain, motivate, and effectively manage a large service workforce. Our inability to maintain and effectively manage such personnel could affect our ability to meet our customer needs on a timely basis, which could damage our relationships with current customers and prevent us from achieving our strategic objective.

Changes in international trade laws, regulations, or the political climate in Mexico could hinder our production capacity.

A substantial amount of the products that we sell are made in our manufacturing facility in Tijuana, Mexico, where optical nodes and RF amplifiers for the domestic market are manufactured. This operation is exposed to certain risks as a result of its location, including:

•	changes in international trade laws, such as the North American Free Trade Agreement, affecting our import and export activities;

•	changes in, or expiration of, the Mexican government’s Maquiladora program, which provides economic benefits to us;

•	changes in labor laws and regulations affecting our ability to hire and retain employees;

•	fluctuations of foreign currency and exchange controls;

•	potential political instability and changes in the Mexican government;

•	potential regulatory changes; and

•	general economic conditions in Mexico.

Any of these risks could interfere with the operation of this facility and result in reduced production, increased costs, or both. In the event that production capacity of this facility is reduced, we could fail to ship products on schedule and could face a reduction in future orders from dissatisfied customers. If our costs to operate this facility increase, our margins would decrease. Reduced shipments and margins would have an adverse effect on our financial results and could lead to a decline in our stock price.

Changes in the regulatory, political, and economic environments in Europe, Asia, and Australia could adversely affect our manufacturing and sales and administrative support operations in various countries in which we have international operations.

As a result of our acquisition of the Broadband Communications Division of ADC Telecommunications, Inc. in August 2001, and our acquisition of Philips Broadband Networks from Royal Philips Electronics in September 2002, we have added operations in Austria, the Netherlands, Spain, Portugal, the United Kingdom, France, Germany, Singapore, Australia, and China. These operations include manufacturing, engineering, and sales and administrative activities that support the delivery of localized versions of products and services in Europe and Asia. These facilities and operations are subject to certain risks as a result of their location, including:

•	changes in international trade laws that could affect doing business in the European Common Market;

•	changes in labor laws and regulations affecting our ability to hire and retain employees;

•	potential political instability and changes in the government;

•	potential regulatory changes;

•	foreign currency fluctuations; and

•	general economic conditions in Europe, Asia, and Australia.

Our competitors, some of whom are larger and more established, may have a competitive advantage over us.

The market for hybrid fiber coax network transmission equipment and services is extremely competitive and is characterized by rapid technological change. Our current competitors include significantly larger companies with greater financial, technical, marketing, and other resources. Additional competition could come from new entrants in the broadband communications equipment and services market. These existing and potential competitors may be in a better position to withstand any significant reduction in capital spending by hybrid fiber coax network operators and to keep pace with changes in technology. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

Competitive pressures are likely to increase in the current environment of reduced customer capital spending as our competitors attempt to maintain revenue levels by increasing market share. This may result in increased price competition that could adversely affect our margins. Also, it could result in consolidation among our competitors that would have an unpredictable effect on our competitive position.

We expect to need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

We have recently incurred operating losses that resulted in negative cash flow from operations and may do so in the future. We currently anticipate that our existing capital resources, including available cash and borrowings under our existing credit facility, will be sufficient to meet our operating needs for the next 12 to 24 months. If our cash flows are less than expected, we may need to raise additional funds sooner to respond to unforeseen technological or marketing hurdles, satisfy unforeseen liabilities, or take advantage of unanticipated opportunities. A future acquisition could require significant amounts of capital. We may not be able to obtain funds at the time or times needed on terms acceptable to us, or at all. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, develop new products, or otherwise respond to competitive pressures.

If our sales forecasts are not realized in a given period or if our operating results fluctuate in any given quarter, our stock price may fall.

While we receive periodic forecasts from our customers as to their future requirements, these forecasts may not accurately reflect future purchase orders for our products. Sales of equipment are typically based on purchase orders and a substantial proportion of equipment sales are quick-turn orders that are received and fulfilled in the same quarter. In addition, the sales cycles of many of our products, particularly our software products and our newer products sold internationally, are typically unpredictable and usually involve:

•	a significant technical evaluation by our customers;

•	a commitment of capital and other resources by hybrid fiber coax network operators;

•	delays associated with hybrid fiber coax network operators’ internal procedures to approve large capital expenditures;

•	time required to engineer the deployment of new technologies or services within broadband networks; and

•	testing and acceptance of new technologies that affect key operations.

For these and other reasons, our sales cycles generally last three to six months, but can last up to 12 months.

In addition, because a limited number of large customers account for a significant portion of our sales, the timing of their orders can cause significant fluctuation in our quarterly operating results. A substantial portion of our expenses are fixed in the short term and are based on expected sales. If sales are below expectations in any given quarter, the negative impact on our operating results may be increased if we are unable to adjust our spending to compensate for the lower sales. Accordingly, variations in the timing of sales can cause significant fluctuations in our quarterly operating results and may result in a decline in the price of our common stock.

We may be harmed if we are unable to adequately protect our proprietary rights.

We currently hold eighteen (18) U.S. patents and have fourteen (14) patent applications pending in the U.S. Patent and Trademark Office. In addition, we have a license, for use in our field, for thirty-one (31) ADC Telecommunications, Inc. U.S. patents and patent applications and a non-exclusive license for forty-six (46) Philips U.S. patents. We intend to continue to file patent applications in the future, where we believe appropriate, and to pursue such applications with U.S. and foreign patent authorities, but we cannot be sure that patents will be issued on such applications or that our patents will not be contested. Also, because issuance of a valid patent does not prevent other companies from using alternative, non-infringing technology, we cannot be sure that any of our patents will provide significant commercial protection. We also rely on trade secrets, technical know-how, copyright, and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

Particular aspects of our technology could be found to infringe on the claims of other existing or future patents. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business which could prevent us from developing new products. We cannot predict the extent to which we may be required to seek licenses, or the extent to which they will be available to us on acceptable terms, if at all.

We may be harmed if we are unable to adequately resolve current litigation.

Certain former security holders and employees of a company we acquired have filed claims against us alleging violations of state securities laws and certain other state law claims under a stock option plan. We have contested these claims vigorously and have been granted a motion for summary judgment on all counts; however, the plaintiffs have a right to appeal the decision. If the plaintiffs appeal the decision, we may be harmed if we are unable to resolve the claims.

We may experience increases in our tax expense as we become more profitable.

Our current income tax expense represents a relatively low percentage of our taxable income because we have a substantial amount of net operating loss carryforwards that are being utilized. In fiscal year 2003, we established a full valuation allowance against our domestic deferred tax assets as the operating losses realized in fiscal years 2001 through 2003 raised doubts about our ability to utilize those deferred tax assets in the future. As a result, our operating cash flow, reported net income and earnings per share reflect a relatively low effective tax rate. If we generate taxable income on a consistent basis for multiple consecutive quarters, we might eliminate or reduce the deferred tax asset valuation allowance which will have the effect of increasing the amount of income tax expense recorded in the future and decreasing the reported net income and earnings per share.

We may incur significant liabilities if we fail to comply with stringent environmental regulations or if we did not comply with these regulations in the past.

We are subject to a variety of Federal, state, and local governmental regulations related to the use, storage, discharge, and disposal of toxic or otherwise hazardous chemicals used in our manufacturing process. Although we believe that our activities conform to environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production, or a cessation of operations. We cannot assure you that we have not in the past violated applicable laws or regulations which could result in required remediation or other liabilities.

Risks Related to the Offering

Our stock price may be volatile.

The market price of our common stock has fluctuated widely in the past and is likely to fluctuate in the future. Factors affecting our stock price may include:

•	market conditions in the industry;

•	changes in earnings estimates by analysts;

•	variations in operating results from quarter to quarter; and

•	general economic conditions.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return.

The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which shareholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the market price of our common stock to decline. Moreover, pending application of the proceeds, they may be placed in investments that lose value or do not produce income.

Issuance of our common stock will result in dilution to our shareholders.

Ownership of our common stock will be subject to dilution as a result of the issuance of additional shares of common stock. We have the right to issue, at the discretion of our board of directors, shares other than those to be issued in this offering, upon such terms and conditions and at such prices as our board of directors may establish.

Our charter documents and Pennsylvania law contain provisions that may discourage a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

Provisions of our articles of incorporation and our bylaws may have the effect of delaying or preventing an acquisition, a merger in which we are not the surviving company, or changes in our management. In addition, because we are incorporated in Pennsylvania, we are governed by the provisions of the Pennsylvania Business Corporation Law. These provisions may restrict the ability of certain persons or entities to acquire control of us through a business combination, such as a merger, consolidation, or share exchange. These restrictions could limit the price that investors might be willing to pay in the future for our common stock.

You should not expect to receive dividends from us.

We have not paid cash dividends on our common stock in the past, nor do we expect to pay dividends on our common stock for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our businesses.

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, and the documents that we incorporated by reference contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about, among others, our ability to expand our product offerings, fluctuations in demand for communications equipment, broadband management services and operations support system software, fluctuations in network upgrade activity and the level of future network upgrade activity, the trend toward more fiber in the network, the trend toward more spending on operations support software, global demand for our products, services, and software, our ability to expand our operations internationally, including the impact of acquisitions, our assessment of credit risk related to major customers, and statements relating to our business strategy. Forward-looking statements represent our judgment regarding future events. Although we believe we have a reasonable basis for these forward-looking statements, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware.

Factors which could cause actual results to differ from expectations include:

•	capital spending patterns of the communications industry;

•	changes in the financial condition of significant customers;

•	the amount of particular products, services, and software within the overall mix of sales, as these products and services have varying profit margins;

•	our ability to develop new and enhanced products;

•	continued industry consolidation;

•	the development of competing technologies; and

•	our ability to integrate acquisitions and achieve our strategic objectives.

We urge you to consider the risks and uncertainties discussed elsewhere in this prospectus supplement, the accompanying prospectus, and in the other documents we incorporate by reference in evaluating our forward-looking statements. We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

Use of Proceeds

We estimate that the net proceeds from the sale of 4,400,000 shares of our common stock to be sold by us in this offering will be approximately $71.5 million. If the underwriters exercise their over-allotment option in full, the net proceeds from the sale of the shares of our common stock to be sold by us will be approximately $82.2 million. “Net proceeds” are what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we assume that the offering price will be $17.19 per share, and the expenses to be paid by us in connection with the offering in addition to the underwriting discount are approximately $400,000.

We intend to use all of the net proceeds of the offering for general corporate purposes and, if opportunities arise, to acquire businesses that are complementary to our business. We periodically review acquisition and strategic investment opportunities that are related to our business and we believe that it is desirable to raise additional funds to be able to make acquisitions and strategic investments expeditiously. As of the date of this prospectus, we have no specific agreements, understandings, commitments, or arrangements with regard to any particular future acquisition or strategic investment, and no assurance can be given that we will be able to consummate any acquisitions or strategic investments or that, if consummated, such acquisitions or investments would be on terms that are favorable to us.

The precise amount and timing of the application of proceeds will depend upon our funding requirements in the future. We will retain broad discretion in the allocation of the net proceeds from this offering. Pending the uses described above, the net proceeds will be invested in short-term, interest bearing, investment grade securities.

Price Range of Our Common Stock

Our common stock is traded on the Nasdaq National Market under the symbol “CCBL.” On February 6, 2004, there were 668 holders of record of our common stock. The following table sets forth, for the quarterly periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market:

	High	Low
Fiscal Year 2002
First Quarter	$13.10	$5.32
Second Quarter	15.19	5.50
Third Quarter	19.45	12.90
Fourth Quarter	18.01	5.20

Fiscal Year 2003
First Quarter	$7.14	$3.45
Second Quarter	4.57	2.75
Third Quarter	4.89	2.57
Fourth Quarter	5.65	2.94

Fiscal Year 2004
First Quarter	$7.60	$4.55
Second Quarter	12.47	6.13
Third Quarter (through February 6, 2004)	18.08	11.03

The sale prices shown above reflect prices between dealers and do not include retail markups or markdowns or commissions and may not necessarily reflect actual transactions.

On February 6, 2004, the last sale price of our common stock, as reported on the Nasdaq National Market, was $17.19 per share.

Dividend Policy

We have never paid a cash dividend. We intend to retain our earnings to finance the expansion of our business and for general corporate purposes and do not anticipate paying cash dividends in the foreseeable future. Any future determination regarding cash dividend payments will be made by our board of directors and will depend upon earnings, financial condition, capital requirements, restrictions in financing agreements, and other factors deemed relevant by the board of directors. Our credit facility prohibits the distribution of dividends without the prior written consent of the lender.

Capitalization

The following table sets forth our cash and cash equivalents, long-term debt and capitalization as of December 26, 2003:

•	On an actual basis; and

•	On an adjusted basis to reflect the sale of 4,400,000 shares of our common stock offered by us at an assumed public offering price of $17.19 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	December 26, 2003
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$64,029	$135,483
Long-term debt	1,023	1,023

Shareholders’ equity
Preferred stock, no par value; authorized shares of 2,000,000; none issued	—	—
Common stock, $.05 par; authorized shares of 100,000,000; issued shares of 40,597,017 on December 26, 2003 (actual), and 44,997,017 shares issued as adjusted	2,030	2,250
Additional paid-in capital	267,163	338,397
Accumulated other comprehensive income	5,585	5,585
Accumulated deficit	(118,662)	(118,662)
Treasury stock at cost, 3,645,599 shares as of December 26, 2003	(34,346)	(34,346)

Total shareholders’ equity	121,770	193,224

Total capitalization	$122,793	$194,247

Selected Consolidated Financial Data

The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived our consolidated financial data for each of the three fiscal years ended June 29, 2001, June 28, 2002, and June 27, 2003 from our audited consolidated financial statements and related notes thereto for the respective periods presented. We have derived our consolidated financial data for each of the quarterly periods set forth below and for the six months ended December 27, 2002 and December 26, 2003 from our unaudited consolidated financial statements and related notes thereto for the respective periods presented. These historical results are not necessarily indicative of the results to be expected in the future.

	Quarter Ended
	Mar. 29, 2002	June 28, 2002	Sept. 27, 2002	Dec. 27, 2002	Mar. 28, 2003	June 27, 2003	Sept. 27, 2003	Dec. 26, 2003
	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net sales
Broadband Communications Products	$63,995	$59,492	$38,371	$46,059	$44,309	$44,011	$46,557	$44,709
Broadband Network Services	10,481	9,624	6,019	6,581	4,482	6,295	9,927	10,574
Broadband Management Solutions	2,754	109	245	1,334	1,309	1,647	283	6,247

Total net sales	$77,230	$69,225	$44,635	$53,974	$50,100	$51,953	$56,767	$61,530

Gross margin (loss)	$22,695	$21,324	$10,209	$12,584	$(6,203)	$15,348	$20,021	$23,239
Income (loss) from operations	(612)	(60,141)	(10,024)	(7,792)	(67,668)	(7,872)	5,025	8,153
Net income (loss)	109	(37,159)	(7,258)	(4,708)	(114,641)	(12,982)	4,828	29,721
Net income (loss) per share
Basic	$0.00	$(1.02)	$(0.20)	$(0.13)	$(3.15)	$(0.36)	$0.13	$0.81
Diluted	$0.00	$(1.02)	$(0.20)	$(0.13)	$(3.15)	$(0.36)	$0.13	$0.78

	Fiscal Year Ended			Six Months Ended
	June 29, 2001	June 28, 2002	June 27, 2003	Dec. 27, 2002	Dec. 26, 2003
				(unaudited)
	(in thousands, except per share data)
Statement of Operations Data (continuing operations):
Net sales
Broadband Communications Products	$181,873	$224,331	$172,750	$84,430	$91,266
Broadband Network Services	38,755	38,070	23,377	12,600	20,501
Broadband Management Solutions	2,667	3,250	4,535	1,579	6,530

Total net sales	223,295	265,651	200,662	98,609	118,297

Cost of sales	177,668	187,534	168,724	75,816	75,037

Gross margin	45,627	78,117	31,938	22,793	43,260

Operating expenses:
Selling and administrative	31,011	93,255	49,015	24,256	18,619
Research and product development	17,399	27,089	27,007	13,806	10,469
Amortization of goodwill and other intangibles	1,536	8,340	1,961	789	1,100
Goodwill and other intangible asset impairment charges	—	13,642	46,051	—	—
Acquired in-process technology charge	1,500	870	800	1,560	—
Merger and restructuring costs (recovery)	11,031	2,660	460	198	(106)

Total operating expenses	62,477	145,856	125,294	40,609	30,082

Income (loss) from operations	(16,850)	(67,739)	(93,356)	(17,816)	13,178
Interest expense	(109)	(146)	(317)	(236)	(41)
Investment income	7,374	1,750	999	729	310
Foreign exchange gain (loss)	55	2,535	(803)	(1,241)	733
Gain on sale of bankruptcy trade claims	—	—	—	—	21,075
Other income (expense), net	(3,461)	(1,476)	905	756	72

Income (loss) before income taxes	(12,991)	(65,076)	(92,572)	(17,808)	35,327
Income tax expense (benefit)	(5,164)	(23,152)	47,017	(5,842)	778

Net income (loss)	$(7,827)	$(41,924)	$(139,589)	$(11,966)	$34,549

Net income (loss) per share:
Basic	$(0.24)	$(1.24)	$(3.84)	$(0.33)	$0.94
Diluted	$(0.24)	$(1.24)	$(3.84)	$(0.33)	$0.92

Weighted average common shares and common share equivalents:
Basic	32,905	33,710	36,384	36,351	36,652
Diluted	32,905	33,710	36,384	36,351	37,651

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities:	$9,138	$(10,951)	$(11,920)	$2,593	$39,099

				December 26, 2003
	June 29, 2001	June 28, 2002	June 27, 2003	Actual	As Adjusted[1]
				(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$87,891	$111,858	$22,609	$64,029	$135,483
Working capital	153,001	164,727	37,597	80,761	152,215
Total assets	238,705	270,823	142,845	182,320	253,774
Short and long-term debt	1,765	1,896	1,113	1,023	1,023
Total shareholders’ equity	203,909	218,598	81,529	121,770	193,224

(1)	Adjusted to reflect the sale of 4,400,000 shares of our common stock at an offering price of $17.19 per share, less underwriting discount and other expenses related to this offering.

Our Business

About C-Cor.net

We are a global provider of communications equipment, technical services and software solutions for two-way hybrid fiber coax broadband networks delivering video, voice and data. We operate through the following three divisions:

•	Broadband Communications Products is responsible for the development, production, integration, management, support and sale of our broadband network products, including advanced fiber optic, radio frequency, and digital video transport systems used in video, voice, and data applications.

•	Broadband Network Services provides technical services for engineering, design, and deployment of advanced applications over broadband networks. With regional offices throughout the United States, this group of professionals provides outsourced operational services, network design and engineering, network integration, outside plant and construction services, and consulting to customers from a variety of industries.

•	Broadband Management Solutions is responsible for development, integration, management, implementation, support, and sale of our Integrated Services Management (ISM™) system, a modular suite of software applications designed for managing broadband networks and providing operational support.

Our principal customers include many of the largest cable operators in the United States, such as Adelphia Communications, Cablevision Systems, Charter Communications, Comcast Corporation, Cox Communications, Insight Communications, Mediacom Communications, and Time Warner Cable; a number of smaller domestic cable operators; and numerous international cable operators. These customers primarily operate hybrid fiber coax networks for delivering video, voice, and data services to homes and businesses. Our customer base also includes telephone companies and broadcasters who purchase digital video transport equipment.

Our principal executive offices are located at 60 Decibel Road, State College, Pennsylvania 16801. Our telephone number is (814) 238-2461.

Industry Dynamics

According to the National Cable & Telecommunications Association, 2003 Year-End Industry Overview, between 1996 and 2003, United States cable operators spent approximately $84 billion to upgrade their networks to deliver digital video and two-way services such as high speed data and telephony. We believe the following industry dynamics and trends provide us with a significant market opportunity.

Growth in Enhanced Broadband Services Requires Continued Network Upgrades By Domestic and International Cable Operators. Cable operators have begun to offer enhanced broadband services, including high speed internet access, telephony, digital video, high definition television, and interactive and on-demand video services. As these enhanced broadband services continue to attract new subscribers, cable operators will be required to upgrade network elements such as headends, hubs, nodes, and transmission equipment in order to meet the need for greater bandwidth and flexibility. While many domestic cable operators have substantially completed initial network upgrades necessary to provide enhanced broadband services, certain other domestic operators and many international operators have not yet completed the initial upgrades necessary to offer such services.

Growing Demand for “Triple Play” Services - Video, Voice, and Data. In response to increased competition from telecommunication service providers and direct broadcast satellite operators, cable operators have not only upgraded their networks to cost effectively support and deliver enhanced video, voice, and data, but continue to invest significantly to offer a “triple play” bundle of these services. The ability to cost effectively deliver bundled services helps cable operators reduce subscriber churn and increase revenue per subscriber. As a result, the focus on such services is driving cable operators to continue to invest in network infrastructure and operational support systems.

Cable Operators Are Demanding Advanced Network Technologies and Software Solutions. The increase in volume and complexity of the signals transmitted through the hybrid fiber coax network as a result of the migration to an all digital, on-demand network is causing cable operators to deploy new technologies. For example, transport technologies based on internet protocol allow cable operators to more cost effectively transport video, voice, and data across a common network infrastructure. Cable operators are also demanding sophisticated network and service management software products and technical field services to minimize operating expenditures and support the complexity of two-way broadband communications systems. In demanding new technologies and products, cable operators are emphasizing the need for technologies and products that are flexible, cost effective, compliant with open industry standards, and scalable to meet subscriber growth and effectively deliver enhanced services.

Improved Conditions For Many Large Cable Operators. Over the past few years, the global communications industry experienced a downturn as a result of a prolonged economic recession and financial difficulties, including financial restructurings of large cable operators such as Adelphia Communications, NTL and UPC. Additionally, consolidation in the cable industry, including the merger of Comcast Corporation and AT&T Broadband, resulted in a temporary reduction in capital spending as these cable operators focused on integration efforts. We believe the financial condition of many of our cable operator customers has recently stabilized or improved and that they are now better positioned to invest capital in their networks, particularly for solutions that support advanced services and reduce operating expenses.

Our Strategy

Our core strategy is to leverage our reputation for quality and service, our strong customer relationships, and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable, and cost-effective network products and service solutions worldwide. Specific aspects of our strategy include:

Providing a Comprehensive Hybrid Fiber Coax Network Product Line. We offer a full range of radio frequency and fiber optic transmission products to transmit signals in both directions over hybrid fiber coax networks between “the headend and the curb.” In addition, we offer digital video transport products, which are used primarily by cable operators, telephone companies, and broadcast companies to optically transport signals over extended distances. Our goal is to continue to deliver transmission products that meet our customers’ changing demands created by the increased deployment of video, voice, and data services over broadband networks.

Leveraging Our Extensive Installed Base of Network Products Worldwide. We have a large installed base of transmission and digital video transport products in hybrid fiber coax networks worldwide. Our goal is to continue to leverage our installed base of equipment and our extensive customer relationships as cable operators upgrade and maintain their networks to enable the delivery of enhanced services.

Providing Software Solutions to Enhance Network Integrity and Operational Support. Network integrity, reliability, and operational support have become critical needs as hybrid fiber coax network traffic and complexity have grown and as these networks are increasingly used by multiple service providers. We believe our Integrated Service Management suite of software application modules allows cable operators to automate and proactively manage their network integrity and operational support systems. Our goal is to continue to increase the penetration of our ISM software application modules as well as to add additional features and functionality to meet the demands of our customers and their networks.

Increasing International Sales. We are currently supplying products and services to a number of international customers, including cable operators in Europe, Asia, Canada, and Latin America. The acquisition of Philips Broadband Networks expanded our customer base, particularly in Europe and Asia. With our broad product and services offerings, we are supplying comprehensive network solutions to network operators in various international markets who generally prefer to purchase products and services from suppliers offering a more complete product line. We intend to continue to broaden our global customer base across all of our product offerings.

Pursuing Strategic Acquisitions and Partnerships. Since 1998, we have completed nine acquisitions and entered into several other strategic partnerships. We intend to continue to pursue strategic acquisitions and partnerships that enhance our technology leadership, competitive position, and time-to-market.

Products, Services, and Software

Broadband Communications Products (BCP)

We segment the cable hybrid fiber coax network into two technology tiers: metro-access and metro-core. The metro-access tier covers the local hybrid fiber coax network infrastructure delivering signals from the operator’s local headend to the subscriber’s home or to the small and medium enterprise and back. The metro-core tier interconnects the service provider’s local headend or point-of-presence with other inter-city operator facilities or with third party operations.

Metro-Access Product Families

•	Optical Headend and Hub Equipment – We offer a broad range of headend and hub equipment under our CHP Max5000™ Converged Headend Platform that combines headend, hub, and compressed digital video transport onto one fully managed, scalable platform. The CHP Max5000 includes several transmission and access options, including analog and digital transmitters and receivers. The innovative design of the CHP Max5000 lowers the capital costs of delivering more bandwidth per subscriber while enabling network operators to increase their bandwidth capacity for delivering advanced services, such as video-on-demand, high definition television, high-speed internet access, and telephony. In response to the increasing demand for internet protocol-based transport technologies, we recently announced our GigE Max product. The GigE Max is a product module in our CHP Max5000 headend platform that optimizes transport between video-on-demand servers and remotely located hubs.

•	Optical Nodes – Our Opti Max™ Optimum Node Series includes a wide selection of optical transmission platforms that offer superior performance and cost efficiency required to meet the demands of the most advanced network architectures. The general function of the node in the local hybrid fiber coax network is to convert information from optical signals to radio frequency signals for distribution to the home or business. Opti Max nodes utilize space and cost-saving scalable technology that allows network operators to have a “pay-as-they-grow” approach in deploying their infrastructure, minimizing capital expenditures, and maximizing network service availability and performance.

•	Amplifiers – Our Flex Max™ Series of Flexible Amplifiers offers a wide variety of aerial and cabinet-mount radio frequency amplifiers. The radio frequency plant is comprised of products that transmit information between the optical nodes and subscribers. These products are essentially radio frequency amplifiers that come in various configurations and provide excellent forward and return path performance for architectures delivering both analog and digital channels. We believe that our Flex Max amplifiers, which use drop-in replacement modules to provide cost-saving upgrade applications, represent one of the largest installed bases in the industry.

•	Fiber-To-The-Premises Systems – We recently introduced our FTTmaX system, an end-to-end fiber-to-the-premises solution that leverages our advanced optical transport systems, a passive optical network technology, and gigabit connectivity to provide high-capacity bandwidth and a simpler, more efficient, and less expensive network access for transporting video, voice, and data to the home or business over the last mile of fiber optic networks. The FTTmaX has potential applications for cable operators, incumbent local exchange carriers, competitive local exchange carriers, overbuilders, municipalities, independent homebuilders, and utilities seeking revenue opportunities from new subscriber services. We recently announced our first field trial of the FTTmaX platform with Cable Bahamas.

Metro-Core Products

•

Digital Transport Systems – Our DV Metro-Core product family of transport products is capable of digitally transporting over optical cables a wide variety of video, voice, and data signals to the service provider’s local headend or point-of-presence. Since the establishment of the original DV6000 system in 1993, the DV product family has evolved and continues to be enhanced into one of the most widely used and cost-effective fiber optic transport systems for transporting digital video.

Broadband Network Services (BNS)

With offices located throughout the United States, our BNS division offers technical services for engineering, design, and deployment of advanced subscriber services over broadband networks. The technical services provided by the BNS division include: outside plant technical services; network integration technical services and consulting; outsourced operational services; and network design and field engineering services.

Broadband Management Solutions (BMS)

Our BMS division develops operations support system solutions that enable our customers to automate and proactively manage their networks and service delivery processes. The Integrated Services Management suite consists of three software modules that monitor and manage the health of the hybrid fiber coax network, provide workforce management between the operations center and the mobile workforce, and capture and display both inside and outside hybrid fiber coax network information.

Our Significant Customers

During the past fiscal year, our customers have included almost all of the largest cable system operators in the United States, as well as a number of smaller domestic cable operators, numerous international cable operators, and telephone companies and broadcasters interested in digital video transport products. Our largest customers in the first six months of fiscal year 2004 were Adelphia Communications, Time Warner Cable and Comcast Communications, accounting for 19%, 15%, and 11%, respectively, of net sales. Our largest customers during fiscal year 2003 were Comcast and Time Warner Cable, accounting for 19% and 17%, respectively, of net sales. Our largest customers during fiscal year 2002 were Adelphia Communications, Charter Communications, and Time Warner Cable, accounting for 30%, 11%, and 10%, respectively, of net sales.

Recent Developments

Overview of Financial Condition and Results of Operations

Net sales in the quarter ended December 26, 2003 were $61.5 million, an increase of 14% over the $54.0 million recorded in the same period a year earlier. Bookings were $60.6 million for a book-to-bill ratio of 0.99, currently reflecting steady overall demand for our products and services. We generally recognize revenue on sales of equipment when they are shipped, on sales of services as they are rendered in accordance with the terms of contracts, and on sales of software upon customer acceptance using the completed contract method. Sales of equipment are typically based on purchase orders and a substantial proportion of equipment sales are quick-turn orders that are received and fulfilled in the same quarter. Sales of services and software are typically based on longer-term contracts.

Software sales in the Broadband Management Solutions segment were particularly strong in the second quarter of fiscal year 2004 at $6.2 million, compared to $1.3 million in the same period a year earlier, a gain of 368%. This business is in the early stages of development and its sales are characterized by large one-time system deployments where revenue is recognized using the completed contract method upon customer acceptance. As a result, sales in this segment are likely to fluctuate significantly quarter to quarter for the foreseeable future and introduce greater volatility to our operating results than has been typical in the past, when the main source of volatility was the high proportion of quick-turn equipment sales.

The level of software sales in the first two quarters of fiscal year 2004 illustrate the volatility of the Broadband Management Solutions segment. Software sales in the first quarter were $283,000 and in the second quarter they were $6.2 million. For the third quarter of fiscal year 2004, we anticipate that software sales will be approximately $3 million and for the fourth quarter of fiscal year 2004, software sales could range between $1 million and $3 million. The level of software sales in the fourth quarter is dependent on the timing of new orders and the subsequent completion of delivery and customer acceptance on which revenue recognition would be based. Since the gross margins associated with software sales are substantially higher than our average gross margins, fluctuations in quarterly software sales have a disproportionate effect on operating results and earnings per share.

In October 2003, we also entered into an agreement to sell substantially all of our pre-petition bankruptcy trade claims against Adelphia Communications and affiliates. We received $21.1 million in an initial cash payment that was recorded as other income in the quarter. Additional amounts are being held in escrow pending the resolution of certain contingencies and we could receive up to an additional $10.0 million. For the six months ended December 26, 2003 we generated $39.1 million in cash from operating activities, including the $21.1 million in proceeds from the sale of the Adelphia trade claims. Excluding the $21.1 million in proceeds from the trade claim, we generated $18.0 million in cash from operations compared to $2.6 million in the six months ended December 27, 2002. This improvement in cash flow from operations, together with the proceeds from the sale of the Adelphia trade claim, have strengthened our financial condition and liquidity.

Litigation with Former Convergence Shareholders. Certain former security holders and employees of Convergence, a company that we acquired in July 1999, filed claims against the Company in March 2001 alleging violations of state securities laws and certain other state law claims under a stock option plan. We contested these claims and in January 2004 our motion for summary judgment was granted in full. The plaintiffs have the right to appeal the decision.

New Product Offering Through an Agreement with Tandberg Television. Through an agreement we reached with Tandberg Television, we recently announced the addition of the EdgeMax 5500, a high-density quadrature amplitude modulation product. Tandberg has granted us certain marketing and selling rights in designated markets for the EdgeMax 5500. By combining our newly introduced GigE Max optical transport module with the EdgeMax 5500, operators can deploy a performance-optimized video-on-demand system engineered specifically for internet protocol transport between servers of content and EdgeMax 5500 devices remotely located at hubs that act as media converters between the internet protocol distribution network and the hybrid fiber coax access plant.

Underwriting

We have entered into an underwriting agreement with CIBC World Markets Corp., Friedman, Billings, Ramsey & Co., Inc., Needham & Company, Inc., and Credit Lyonnais Securities (USA) Inc. as the underwriters for the offering of the common stock. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock at a price of $             per share set forth opposite its name below:

Underwriter	Number of Shares
CIBC World Markets Corp.
Friedman, Billings, Ramsey & Co., Inc.
Needham & Company, Inc.
Credit Lyonnais Securities (USA) Inc.
Total

The underwriting agreement provides that the underwriters will be obligated to purchase all of the shares of common stock offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The shares should be ready for delivery on or about February     , 2004 against payment in immediately available funds.

The underwriters have advised us that they propose to offer the shares of common stock offered by this prospectus supplement directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer some of the shares to certain securities dealers at such price less a concession of $             per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $             per share to certain other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of              additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions. If this option is exercised in full, the total price to the public will be $             and the total proceeds to us, after deducting underwriting discounts and commissions but before expenses, will be $            . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriters’ initial amount reflected in the foregoing table.

The following table shows (1) the per share and total public offering price, (2) the underwriting discounts and commissions to be paid by us to the underwriters and (3) the proceeds before expenses to us.

	Per Share	Total Without Exercise of Over-Allotment	Total With Full Exercise of Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate the offering expenses payable by us to be approximately $400,000.

We have agreed with the underwriters not to offer, sell, contract to sell, or otherwise dispose of any of our securities for a period of 90 days following the date of this prospectus supplement, without the prior written consent of CIBC World Markets Corp. In addition, our officers and directors have agreed to a “lock up” until the later of 60 days or the date of the release of our financial results for the third quarter of fiscal year 2004 with respect to all shares of our common stock and our other securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. However, the lock-up agreements do not prohibit dispositions of stock pursuant to existing plans entered into with brokers qualifying for protection pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended. This means that, for a period of 90 days or 60 days following the date of this prospectus supplement, we and such persons, respectively, may not offer, sell, pledge, or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions – The underwriters may make bids or purchases for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids – If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•	Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

From time to time, CIBC World Markets Corp. has in the past provided, and may continue to provide, investment banking and other financial advisory services to us. In the ordinary course of business, the underwriters may actively trade our securities for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in these securities.

We have agreed to indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Legal Matters

The validity of the shares of common stock offered hereby and certain legal matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Certain legal matters related to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Where You Can Find More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

(1)	our Annual Report on Form 10-K for the fiscal year ended June 27, 2003;

(2)	our Quarterly Report on Form 10-Q for the period ended September 26, 2003;

(3)	our Quarterly Report on Form 10-Q for the period ended December 26, 2003;

(4)	our Current Report on Form 8-K dated October 31, 2003;

(5)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 27, 1982 (as amended by Form 8-A/A filed with the SEC on July 3, 1990); and

(6)	the description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act on August 30, 1999.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and the accompanying prospectus incorporate). Written or oral requests for copies should be directed to William T. Hanelly, Chief Financial Officer, Secretary and Treasurer, 60 Decibel Road, State College, PA 16801 or (814) 238-2461.

Prospectus

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

We may sell any combination of these securities, up to a total dollar amount of $150,000,000, from time to time in one or more offerings to or through underwriters, to other purchasers, or through agents under this prospectus, as supplemented. We will provide the names of any underwriters or agents in supplements to this prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol “CCBL.” On January 30, 2002, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $19.45 per share. None of the other securities are currently publicly traded.

See “Risk Factors” beginning on page 3 to read about factors you should consider before buying our securities.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2002.

Prospectus Summary	1
About C-COR.net	1
Summary Of The Securities We May Offer	2
Risk Factors	3
Forward-Looking Statements	11
Use Of Proceeds	12
Ratio Of Earnings To Fixed Charges	12
Description Of Capital Stock	13
Description Of Debt Securities	17
Description Of Warrants	23
Plan Of Distribution	23
Legal Matters	25
Independent Public Accountants	25
Where You Can Find More Information	25

i

Prospectus Summary

This summary highlights the more detailed information contained elsewhere in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

About C-COR.net

We provide technology and services to the global market for the full network life cycle of two-way hybrid fiber coaxial cable broadband networks. Our principal customers are the largest cable operators in the United States as well as many smaller domestic cable operators and several international cable operators. Our core strategy is to leverage our 48-year reputation for quality and service, our strong customer relationships and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable and cost-effective network products and service solutions. We offer a comprehensive range of products, including digital video transport equipment, optical transmitters and receivers, optical nodes, and optical and radio frequency amplifiers. Our services focus on enabling reliable, high-speed, broadband communications over hybrid fiber coaxial cable networks, and include network engineering, design, construction, activation, optimization, certification, maintenance and operations. Our products and services enable cable network operators to offer applications such as digital television, Internet, telephony and video-on-demand.

In August 2001, we realigned our business into three divisions to position ourselves better in the market to deliver a broad complement of advanced network products and services to the broadband market. Each of these divisions focuses on a market segment that is key to network integrity:

•	The Broadband Communications Products Division, headquartered in Meriden, Connecticut, with supporting facilities in the United States, Mexico, Austria and Argentina, is responsible for development, management, production, support and sale of our advanced digital video transport, optical and radio frequency equipment.

•	The Broadband Management Solutions Division, headquartered in Pleasanton, California, with an engineering facility in State College, Pennsylvania, is responsible for development, integration, management, implementation, support and sale of our solutions to operate and manage reliable, high-quality multi-service networks. The division’s flagship products include COR-Convergence, an integrated service management platform that takes the best in standards-based network management technology and integrates it with customer care and billing data sources to provide a real-time view of network, customer and service status, and a suite of field service management tools that combines browser-based business applications with real-time connectivity to the mobile workforce through wireless data connections and mobile computing devices.

•	The Broadband Network Services Division, headquartered in Lakewood, Colorado, with satellite offices in the northeast, midwest, southeast and western regions of the United States, provides outsourced technical field services, including broadband network engineering and design, construction, activation, optimization, certification, maintenance and operations.

Our principal executive offices are located at 60 Decibel Road, State College, Pennsylvania 16801. Our telephone number is (814) 238-2461.

Summary Of The Securities We May Offer

We may offer shares of our common stock, preferred stock, debt securities or warrants from time to time. The total aggregate dollar amount of all of the shares of common stock, preferred stock, debt securities and warrants that we may issue will not exceed $150,000,000. When we use the term “securities” in this prospectus, we mean any of the securities that we may offer with this prospectus unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus. The prospectus supplement will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them. The prospectus supplement also may add, update, or change information contained in this prospectus.

Common Stock

We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol “CCBL.”

Preferred Stock

We may offer shares of our preferred stock. We currently have no shares of preferred stock outstanding. Our preferred stock may be issued from time to time in one or more series with such designation, preferences and rights of the shares of such series and qualifications, limitations or restrictions thereon as established by our Board of Directors.

Debt Securities

We may offer debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price, the ranking, whether senior or subordinated in right of payment, the stated maturity, the redemption terms, if any, the conversion terms, if any, the rate or manner of calculating the rate and the payment dates for interest, if any, the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property, and any other specific terms. We will issue any senior and subordinated debt securities under separate indentures between us and a trustee that we will identify in the applicable prospectus supplement.

Warrants

We may offer warrants, in one or more series. For any particular warrant we offer, the applicable prospectus supplement will describe the specific title, the number of warrants, the purchase price, the designation and terms of the underlying securities purchaseable upon exercise, the exercise price, the dates on which the right to exercise such warrant commences and expires, and any other specific terms. We will issue any warrants under separate warrant agreements between us and a warrant agent that we will identify in the applicable prospectus supplement.

Risk Factors

Before deciding to invest in our securities, you should consider carefully the risks described below and the risks set forth in any prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the reports that we file with the SEC.

Our business is dependent on the level of capital spending by hybrid fiber coaxial cable network operators.

Historically, most of our sales have been cable network transmission equipment and services to hybrid fiber coaxial cable network operators in the United States and internationally and we expect this to continue for the foreseeable future. Demand for our products depends significantly upon the size and timing of capital spending by hybrid fiber coaxial cable network operators for constructing, rebuilding or upgrading their systems. We cannot accurately predict the growth patterns of hybrid fiber coaxial cable network operators’ spending, but we believe these patterns depend on a variety of factors, including:

•	overall demand for hybrid fiber coaxial cable network services and the acceptance of new broadband services, such as Internet, telephony, video-on-demand and digital television;

•	competitive pressures, including the availability of alternative delivery technologies, such as direct broadcast satellite, digital subscriber line and local multipoint distribution services;

•	access to financing;

•	hybrid fiber coaxial cable network operators’ annual budget cycles;

•	the status of Federal, local and foreign government regulation of telecommunications and television broadcasting; and

•	fewer construction and upgrade projects typically occurring in winter months, and the effect of inclement weather.

Our customer base consists primarily of a small number of customers in a single industry.

Most of our sales have been to relatively few customers. Sales to our ten largest customers accounted for approximately 75% of net sales in fiscal 1999, 82% of net sales in fiscal 2000 and 82% of net sales in fiscal 2001.

In recent years, there has been significant consolidation of ownership of domestic and international cable systems. As a result, we expect that the concentration of our sales among a small number of customers will continue for the foreseeable future. Almost all of our sales are made on a purchase order basis and none of our customers have entered into long-term agreements requiring them to purchase our products. The loss of, or any reduction in orders from, a significant customer would harm our business. We expect that any further consolidation of our customer base may result in delays in receiving new orders or a reduction in the size of orders for our products.

We could be adversely affected if broadband communications do not develop rapidly.

Our core products are network transmission equipment for hybrid fiber coaxial cable networks. Hybrid fiber coaxial cable networks can be used to transport Internet, telephony, video-on-demand and digital television. A significant part of the current demand for our products depends on our customers’ desire and ability to upgrade their existing networks and offer Internet and telephony services in addition to cable television service. There are, however, competing technologies such as direct broadcast satellite, digital subscriber line and local multipoint distribution services that can provide these upgraded services to end users. Improvements in a competing technology could result in significant price and/or performance advantages for that technology which, in turn, could reduce demand for our products.

It is difficult for us to accurately predict the future growth rate, size and technological direction of the broadband communications market. As this market evolves, it is possible that hybrid fiber coaxial cable network operators, telephone companies or other suppliers of broadband wireless and satellite services will decide to adopt alternative technologies or standards that are incompatible with our products. If we are unable to design, manufacture and market products that incorporate or are compatible with these new technologies or standards, our business would suffer.

We may be unable to accurately forecast the demand level for our products in the long term.

A substantial portion of our recent revenues have been derived from upgrades of domestic cable networks to increase their bandwidth to at least 750 mhz and to enable two-way transmission of signals. While we expect to generate additional sales in the coming quarters as the remainder of the cable networks are upgraded and as new products are introduced, we cannot accurately forecast the level of demand for our products in the long term. We expect the future level of demand for our products to be heavily influenced by the penetration rates of such consumer offerings as video-on-demand, digital television, Internet and telephony over hybrid fiber coaxial cable networks, which are beyond our control. In addition, we expect a higher proportion of our revenues to come from international customers in countries where the hybrid fiber coaxial cable networks are being upgraded to allow these services to be offered.

If we are unable to increase network management service revenue to generate adequate profitability, our financial results would be adversely affected.

Our ability to increase network management service revenue depends on many factors that are beyond our control. For example:

•	our customers may decide not to outsource to third parties;

•	we may be unable to compete effectively with our competitors, particularly those with greater financial, technical, marketing and other resources; and

•	we may be unable to hire and retain enough qualified technical and management personnel to support our growth plans.

In addition, the pricing structure and investment required in the network management services business are not well established. We may be unable to establish a business strategy that generates adequate profitability or an adequate return on investment.

We may be unable to manage the numerous risks and challenges associated with our recent acquisitions of Mobileforce Technologies, Inc., Aerotec Communications, Inc. and the Broadband Communications Division of ADC, and that could adversely affect our operations and financial condition.

On April 27, 2001, we completed a merger with MobileForce Technologies, Inc., a Pleasanton, California-based provider of automated field workforce management products and services for the broadband communications industry. On July 3, 2001, we acquired Aerotec Communications, Inc., a nationwide provider of comprehensive technical services. On August 4, 2001, we acquired certain assets and liabilities of the Broadband Communications Division of ADC, including a number of cable infrastructure products, particularly in the digital video transport area. We face several challenges relating to these acquisitions, including:

•	integrating the operations and cultures of MobileForce, Aerotec and the Broadband Communications Division with ours;

•	managing geographically dispersed operations; and

•	retaining key management, operations, and technical personnel.

We cannot assure you that we will be able to successfully address the challenges that these acquisitions present. Our failure to do so would likely materially and adversely affect our business, financial condition and operating results.

Furthermore, the market for automated field workforce management products is at an early stage of development. We cannot assure you that the market will develop to the point where sales of these products generates enough revenue to fund the research and development associated with the products and yield a profit.

We may pursue additional acquisitions and investments that could adversely affect our business.

In the past we have made, and in the future we may make, acquisitions of and investments in businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets.

If we are unable to retain our key personnel or recruit additional key personnel in the future, then we may be unable to execute our business strategy.

Our success depends on our ability to hire, retain and motivate highly qualified personnel. Competition for qualified technical and other personnel is intense and we may not successfully attract or retain such personnel. Attracting and retaining such personnel may be more difficult for us because our principal executive offices and certain of our other offices are not located near major metropolitan areas.

During 2001, we implemented workforce reductions and facility consolidations in response to a sharp decline in demand for our products due to reduced capital spending by our customers. The majority of personnel affected were in our manufacturing operations, but reductions were also made in administrative, management, engineering, operations and sales personnel. These reductions may make it more difficult to retain other personnel as the reductions may create uncertainty among the remaining workforce.

Our reliance on several key components, subassemblies and modules used in the manufacture of our products could restrict production.

We obtain many components, subassemblies and modules necessary for manufacturing our products from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our increasing reliance on subcontractors, involves several risks. These risks include a potential inability to obtain an adequate supply of required components, subassemblies or modules, and reduced control over pricing, quality and timely delivery of these components, subassemblies or modules. We do not generally maintain long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstances, requiring us to seek alternative sources of supply, could affect our ability to ship our products on a timely basis, which could damage our relationships with current and prospective customers and harm our business.

In response to a sharp decline in capital spending by our customers that resulted in a decline in demand for our products, we reduced our level of orders and future forecasts with our suppliers. As a result, it may be more difficult in the future to obtain components required for our products or to ramp up the volume of components, subassemblies or modules if demand for our products increases. The lower level of purchases from our suppliers may also adversely affect our unit costs that are in many cases based upon volume discounts.

Changes in international trade laws, regulations or the political climate in Mexico could hinder our production capacity.

During 2001, we implemented a manufacturing consolidation plan that eliminated two plants in response to a decline in demand for certain products. Although this results in cost savings from reduced manufacturing overhead, it makes us more dependent on our manufacturing facility in Tijuana, Mexico, where optical nodes and RF amplifiers for the domestic market are manufactured. This operation is exposed to certain risks as a result of its location, including:

•	changes in international trade laws, such as the North American Free Trade Agreement, affecting our import and export activities;

•	changes in, or expiration of, the Mexican government’s Maquiladora program, which provides economic benefits to us;

•	changes in labor laws and regulations affecting our ability to hire and retain employees;

•	fluctuations of foreign currency and exchange controls;

•	potential political instability and changes in the Mexican government;

•	potential regulatory changes; and

•	general economic conditions in Mexico.

Any of these risks could interfere with the operation of this facility and result in reduced production, increased costs, or both. In the event that production capacity of this facility is reduced, we could fail to ship products on schedule and could face a reduction in future orders from dissatisfied customers. If our costs to operate this facility increase, our margins would decrease. Reduced shipments and margins would have an adverse effect on our financial results and could lead to a decline in our stock price.

Changes in the regulatory, political and economic environments in Argentina and Austria could adversely affect our manufacturing operations in those countries.

As part of the acquisition of the Broadband Communications Division of ADC, we acquired manufacturing facilities in Klagenfurt, Austria and Buenos Aires, Argentina. These facilities are subject to certain risks as a result of their locations, including:

•	changes in international trade laws that could affect doing business in the European Common Market or the Latin American Mercosur zone;

•	changes in labor laws and regulations affecting our ability to hire and retain employees;

•	fluctuations of foreign currency and exchange controls, the transition to the Euro in January 2002, and the impact of the devaluation of the Argentine peso against the U.S. dollar, which occurred in early January 2002. We are currently evaluating the impact of this devaluation on our financial statements;

•	potential political instability and changes in the government, particularly in the case of Argentina given the current economic environment;

•	potential regulatory changes; and

•	general economic conditions in Austria and Europe, and in Argentina and Latin America.

Our operation in Buenos Aires, Argentina primarily supports sales to customers in the Latin American region. The financial condition, results of operations, and prospects of this operation are affected in general by currency fluctuations, inflation, interest rates, taxation and other political, social and economic developments in and affecting Argentina. Argentina continues to experience recessionary conditions and difficulty in accessing international capital markets, and has recently faced internal disruption and social unrest. Given the uncertainty of the political situation in Argentina, we cannot predict whether measures instituted by the Argentine government will detrimentally affect us. We cannot provide assurances that the recession affecting the Argentine economy will subside or that future economic and political developments in Argentina, or measures taken by the government to address these developments, over which we have no control, will not impair our business, financial condition or results of operations in this region.

Our competitors, some of whom are larger and more established, may have a competitive advantage over us.

The market for hybrid fiber coaxial cable network transmission equipment and services is extremely competitive and is characterized by rapid technological change. Our current competitors include significantly larger companies with greater financial, technical, marketing and other resources. Additional competition could come from new entrants in the broadband communications equipment and services market. These existing and potential competitors may be in a better position to withstand any significant reduction in capital spending by HFC network operators and to keep pace with changes in technology. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

Competitive pressures are likely to increase in the current environment of reduced customer capital spending as the supplier base attempts to maintain revenue levels by increasing market share. This may result in increased price competition that could adversely affect our margins. Also, it could result in consolidation among the supplier base that would have an unpredictable effect on our competitive position.

We expect to need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

We have recently incurred operating losses that resulted in negative cash flow from operations and may continue to do so. Also, as a result of our operating losses and recent restructuring charges, we renegotiated certain terms of our existing credit facility and reduced the amount from $70 million to $20 million. We currently anticipate that our existing capital resources, including available cash, proceeds from sales of marketable securities and borrowings under our existing credit facility will be sufficient to meet our operating needs for the next 12 to 24 months. If our cash flows are less than expected, we may need to raise additional funds sooner to respond to unforeseen technological or marketing hurdles, satisfy unforeseen liabilities or take advantage of unanticipated opportunities. A future acquisition could require significant amounts of capital. We may not be able to obtain funds at the time or times needed on terms acceptable to us, or at all. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures.

We are subject to credit risk on sales of our products and services because we have a limited number of customers.

Our trade account receivables are exposed to credit risk. Most of our sales of our products and services have been to relatively few customers in the cable television industry. Almost all of our sales are made on a purchase order basis with the accounts receivables generally due within 30 days. At June 29, 2001 and June 30, 2000, accounts receivables from customers in the cable industry were approximately $26.1 million and $50.3 million, respectively. Due to our limited customer base, the inability of one or more of our customers to fulfill its payment obligations to us could have a material adverse effect on our results of operations. We perform periodic credit evaluations of our customers’ financial conditions, however, we typically do not require any collateral from our customers. Historically, credit losses with respect to trade accounts receivables have been limited, however, there can be no assurance that we may not incur future losses due to adverse changes in our customers’ financial conditions.

If our sales forecasts are not realized in a given period or if our operating results fluctuate in any given quarter, our stock price may fall.

While we receive periodic forecasts from our customers as to their future requirements, these forecasts may not accurately reflect future purchase orders for our products. In addition, the sales cycles of many of our products, particularly our newer products sold internationally, are typically unpredictable and usually involve:

•	a significant technical evaluation by our customers;

•	a commitment of capital and other resources by hybrid fiber coaxial cable network operators;

•	delays associated with hybrid fiber coaxial cable network operators’ internal procedures to approve large capital expenditures;

•	time required to engineer the deployment of new technologies or services within broadband networks; and

•	testing and acceptance of new technologies that affect key operations.

For these and other reasons, our sales cycles generally last three to six months, but can last up to 12 months.

In addition, because a limited number of large customers account for a significant portion of our sales, the timing of their orders can cause significant fluctuation in our quarterly operating results. A portion of our expenses for any given quarter is typically based on expected sales and if sales are below expectations in any given quarter, the negative impact on our operating results may be increased if we are unable to adjust our spending to compensate for the lower sales. Accordingly, variations in the timing of sales can cause significant fluctuation in our quarterly operating results and may result in a decline in the price of our common stock.

Our stock price may be volatile.

The market price of our common stock has fluctuated widely in the past and is likely to fluctuate in the future. Factors affecting our stock price may include:

•	market conditions in the industry;

•	changes in earnings estimates by analysts;

•	variations in operating results from quarter to quarter; and

•	general economic conditions.

The high and low market prices (adjusted for stock splits) on our common stock for each of the last three fiscal years are shown below.

Fiscal Year	Adjusted Stock Prices		Quarterly Dividends
	High	Low
7/01/00-6/29/01	$33.00	$5.00	None
6/26/99-6/30/00	$51.625	$10.81	None
6/27/98-6/25/99	$16.0625	$4.4375	None

If our international sales do not meet our expectations, then our growth may be less than expected.

Sales to customers outside of the United States represented 9% of net sales in fiscal 1999, 11% of net sales in fiscal 2000 and 13% of net sales in fiscal 2001. We expect that international sales will represent a substantial portion of our net sales in the future. Although we plan to invest resources to grow our international sales, there can be no guarantee that this investment will succeed. Our international operations are subject to a number of risks, including:

•	spending patterns of international hybrid fiber coaxial cable network operators;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	fluctuations in currency exchange rates;

•	difficulty in collecting accounts receivable;

•	complying with a wide variety of foreign laws, treaties and telecommunications standards;

•	difficulty in staffing and managing foreign operations; and

•	political and economic instability.

We may be harmed if we are unable to adequately protect our proprietary rights.

We currently hold 14 United States patents and have a number of patent applications pending. Because issuance of a valid patent does not prevent other companies from using alternative, non-infringing technology, however, we cannot be sure that any of our patents will provide significant commercial protection. In addition to patent protection, we also rely on trade secrets, technical knowhow, copyright and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others. In addition, particular aspects of our technology could be found to infringe on the claims of other existing or future patents.

We may be harmed if we are unable to adequately resolve current litigation.

Certain former securityholders and employees of a company we acquired filed claims against us in March 2001 alleging violations of state securities laws and certain other state law claims under a stock option plan. The complaint alleges that the damages suffered by the individuals are equal to approximately $2,130,000, which is based on the amount of the stock options multiplied by the highest price of our common stock since the merger, and does not take into account the amount of the exercise price which the plaintiffs would have had to pay if the options had been exercised. The plaintiffs also petitioned for treble damages, an undetermined amount of punitive damages and reimbursement of attorneys’ fees. We believe that we have defenses to these claims and are contesting them vigorously; however, we cannot be sure that we will be successful in defending these claims.

We may experience transitional impairment losses related to the carrying value of intangible assets in connection with our adoption of SFAS 142.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) which we plan to adopt effective June 29, 2002. SFAS 142 requires that an initial determination be made of potential impairment of intangible assets and that an annual assessment be performed thereafter. Because of the extensive effort needed to comply with adopting SFAS 142, it is not practicable to reasonably estimate the impact of adopting SFAS 142 and whether we will be required to recognize any transitional impairment losses. As of the date of adoption, we expect to have unamortized goodwill in the amount of approximately $6.2 million and unamortized identifiable intangible assets in the amount of approximately $9.2 million. Any transitional impairment loss would be recognized as the cumulative effect of a change in accounting principle. If such an impairment loss was recognized, it could have an effect on our stock price.

We may incur significant liabilities if we fail to comply with stringent environmental regulations or if we did not comply with these regulations in the past.

We are subject to a variety of Federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic or otherwise hazardous chemicals used in our manufacturing process. Although we believe that our activities conform to environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. We cannot assure you that we have not in the past violated applicable laws or regulations which could result in required remediation or other liabilities.

You should not expect to receive dividends from us.

We have not paid cash dividends on our common stock in the past, nor do we expect to pay dividends on our common stock for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our businesses.

A public market may not develop for the securities that we may offer.

The securities we may offer may not develop an active public market, which could depress the resale price of the securities. The securities we may offer, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

Forward-Looking Statements

This prospectus and the documents we have filed with the Securities and Exchange Commission (“SEC”) which we have referenced under “Where You Can Find More Information” below contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding our ability to effectively integrate the operations of recently acquired businesses, our ability to expand our product offerings, cable network operators’ need to substantially increase their investment in high quality services, reduced demand for telecommunications equipment and broadcast arrangement services, the current slowdown in network upgrade activity and the level of future network upgrade activity, global demand for our products and services, and statements relating to our business strategy. Forward-looking statements represent our judgment regarding future events. Although we believe we have a reasonable basis for these forward-looking statements, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, our ability to develop new and enhanced products, continued industry consolidation, the development of competing technology and our ability to achieve our strategic objectives. We urge you to consider the risks and uncertainties discussed under “Risk Factors” above and in the other documents filed with the SEC in evaluating our forward-looking statements. We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this prospectus.

Use Of Proceeds

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer to provide additional funds for working capital and other general corporate purposes that may include, among other things, acquiring or investing in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise.

The precise amount and timing of the application of proceeds will depend upon our funding requirements in the future. We will retain broad discretion in the allocation of the net proceeds from an offering under this prospectus, as amended and supplemented. Pending the uses described above, the net proceeds will be invested in short-term, interest bearing, investment grade securities. We may set forth additional information on the use of net proceeds from the securities we may offer under this prospectus in a prospectus supplement relating to the specific offering.

Ratio Of Earnings To Fixed Charges

The following are our consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended					Three Months Ended September 28, 2001
	June 27, 1997	June 26, 1998	June 25, 1999	June 30, 2000	June 29, 2001
Ratio of earnings to fixed charges	5.3x	1.2x	4.0x	25.5x	(a)	(a)
Ratio of earnings to combined fixed charges and preference dividends	3.9x	0.8x	2.3x	25.5x	(a)	(a)

(a)	Earnings were insufficient to cover fixed charges by $12,991,000 for the year ended June 29, 2001 and by $8,526,000 for the thirteen-week period ended September 28, 2001.

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income or loss, to which has been added fixed charges and taxes based on income. Fixed charges consist of interest expense on borrowings, other interest and the interest portion of all rentals charged to income.

Description Of Capital Stock

General

We are authorized to issue 100,000,000 shares of common stock, $0.05 par value per share, and 2,000,000 shares of preferred stock, no par value per share. The following description of our capital stock is subject to and qualified in its entirety by our articles of incorporation and bylaws, each as amended and restated, and by the provisions of applicable Pennsylvania law.

Common Stock

Reference is made to the applicable prospectus supplement relating to the common stock offered thereby for specific terms, including (i) the number of shares offered, (ii) the initial offering price and market price and (iii) dividend information.

As of January 30, 2002, there were 32,446,261 shares of common stock outstanding. These shares were held of record by approximately 691 shareholders. Our common stock is traded on the Nasdaq National Market under the symbol “CCBL.”

Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to the vote of shareholders, subject to any voting rights of holders of preferred stock that may be issued in the future. We have three classes of directors which have staggered terms of three years. Subject to preferences that may be applicable to any preferred stock that may be issued in the future and the restrictions on payment of dividends imposed by our credit facilities and other agreements, the holders of common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all of our assets upon liquidation, dissolution or winding up. The common stock is not redeemable and does not have any conversion rights. Holders of shares of common stock generally have no preemptive rights to maintain their respective percentage of ownership in future offers and sales of stock. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of any preferred stock which we may issue in the future which could have priority with respect to dividends and liquidation distributions. We have never paid dividends on our common stock and have no current plans to do so.

Preferred Stock

The following description of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, as amended and restated (including any future amendments thereto) and bylaws, as amended and restated (including any future amendments thereto).

No preferred stock that has been authorized is issued or outstanding. The Board of Directors is authorized to issue one or more series of preferred stock and to determine the voting rights and the number of shares constituting the series and the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights. The Board of Directors may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock. The Board of Directors has designated one series of preferred stock in connection with our shareholder rights plan which is more fully described below.

Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for specific terms, including: (i) the series and title, if any, of such preferred stock; (ii) the number of shares of such preferred stock offered and the liquidation preference per share and the initial offering price of such preferred stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock; (iv) whether dividends on such preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate; (v) any voting rights granted to the holders of such preferred stock or required by law; (vi) the procedures for any auction and remarketing, if any, for such preferred stock; (vii) provisions for a sinking fund, if any, for such preferred stock; (viii) provisions for redemption, if applicable, of such preferred stock; (ix) any listing of such preferred stock on any securities exchange; (x) whether the preferred stock is convertible into other securities or rights and the terms and conditions, if applicable, upon which such preferred stock will be convertible into or exchangeable for such other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the conversion or exchange price or rate (or manner of calculation thereof) and the conversion or exchange date(s) or period(s); (xi) a discussion of certain material United States Federal income tax considerations applicable to such preferred stock; and (xii) any other material terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, any series of preferred stock being offered will, with respect to (as applicable) dividend rights and rights upon our liquidation, dissolution or winding-up, rank (i) senior to all series of our common stock and to all of our equity securities the terms of which provide that such equity securities are subordinated to our preferred stock; (ii) junior to all of our equity securities which the terms of such series of preferred stock provide will rank senior to it; and (iii) equal with all of our equity securities other than those referred to in clauses (i) and (ii).

Dividends

Our holders of preferred stock of each series shall be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash, property or stock dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our Board of Directors.

Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date.

If any shares of our preferred stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on our preferred stock of any other series ranking, as to dividends, equal with or junior to the preferred stock of such series for any period unless (i) such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for the then current dividend period ((i) and (ii) are hereinafter collectively referred to as “all required dividends are paid”). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of preferred stock of any series and the shares of any other series of preferred stock ranking equal as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking equal as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share on the preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends (other than in common stock or other stock ranking junior to the preferred stock of such series as to dividends and upon our liquidation, dissolution or winding-up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock or any other of our stock ranking junior to or equal with the preferred stock of such series as to dividends or upon liquidation, nor shall any common stock or any of our other capital stock ranking junior to or equal with the preferred stock of such series as to dividends or upon liquidation, dissolution or winding-up of us be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) (except by conversion into or exchange for any of our other stock ranking junior to the preferred stock of such series as to dividends and upon our liquidation, dissolution or winding-up).

Any dividend payment made on shares of a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of us, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to such series of preferred stock in the distribution of assets upon any liquidation, dissolution or winding-up of us, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement). In the event that, upon any voluntary or involuntary liquidation, dissolution or winding-up of us, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such series of preferred stock and the corresponding amounts payable on all shares of other series of our stock ranking equal with such series of preferred stock in the distribution of assets upon any liquidation, dissolution or winding-up of us, then the holders of such class or series of preferred stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into or exchangeable for other securities or rights of us or other issuers, including, without limitation, common stock, debt securities or another series of preferred stock, or any combination of the foregoing, will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the name of the issuer of such other securities or rights and the number or principal amount of the securities or rights into which the preferred stock is convertible or exchangeable, the conversion or exchange price or rate (or manner of calculation thereof), the conversion or exchange date(s) or period(s), provisions as to whether the conversion or exchange will be at the option of the holders of such series of preferred stock or at our option and the events requiring an adjustment of the conversion or exchange price or rate.

Anti-Takeover

We have the following provisions in our articles of incorporation or bylaws which could be viewed as having anti-takeover effects: (a) a provision requiring advance notice for shareholder nominations of directors, (b) a staggered Board of Directors, (c) “blank check” preferred stock, (d) removal of directors only for cause, (e) no shareholder action by partial written consent and (f) a supermajority (66 2/3%) vote required to approve certain transactions between us and an”interested shareholder.” In addition, on August 17, 1999, our Board of Directors adopted a shareholder rights plan which provided a dividend distribution of one preferred share purchase right for each outstanding share of our common stock payable September 9, 1999 to shareholders of record on August 30, 1999. Each purchase right entitles shareholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $150.00. The description and terms of the rights are set forth in a Rights Agreement dated as of August 17, 1999 as the same may be amended from time to time, between us and American Stock Transfer and Trust Co., as rights agent. Generally, the rights will be exercisable if a person or group hereafter acquires or commences a tender offer or exchange offer for 20% or more of our common stock and shares of preferred stock purchasable upon exercise of the rights will be entitled to a preferential quarterly dividend, voting rights and a stipulated return in the event of any merger or similar transaction. If we are acquired after a person or group becomes an “Acquiring Person” (as defined in the rights plan), each right will entitle its holder to purchase, at the right’s exercise price, a number of shares of common stock of the acquiring person or group having a market value at that time of twice the right’s exercise price. The rights are designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover.

The Pennsylvania Business Corporation Law contains certain provisions applicable to us that restrict the ability of a person or entity to acquire control of a Pennsylvania corporation through a business combination, such as a merger, consolidation or share exchange, or through the acquisition of shares constituting at least 20% of the votes that can be cast in the election of directors of the, corporation. In general, these provisions operate, under certain circumstances, to (i) disenfranchise certain shares owned by a person or group that acquires voting power over 20%, 33 1/2% or 50% or more of the voting shares of the corporation that are designated as control shares, unless the voting rights of such shares are restored by shareholder vote, (ii) permit a corporation to redeem control shares at their then fair market value (iii) require a person or group that acquires or announces an intention to acquire 20% or more of the voting power of the corporation’s securities during certain specified time periods to give notice to each shareholder and the court and (iv) give shareholders of the corporation the right to receive the fair value of their shares in cash from a person or group that has acquired 20% of the voting power of the corporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Description Of Debt Securities

We may offer any combination of senior debt securities or subordinated debt securities. The debt securities may be secured or unsecured obligations. We may issue any of the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms summarized below. The following summaries of the debt securities are not complete. We urge you to read the indentures to be filed as exhibits to the registration statement, which includes this prospectus and any prospectus supplements, in the event that we offer debt securities. We also urge you to read the description of the debt securities included in the applicable prospectus supplement.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities that we may issue nor the indentures will restrict us or any of our subsidiaries from incurring indebtedness.

General

We may issue debt securities in one or more series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities that we may offer under a prospectus supplement, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	if applicable, the duration and terms of the right to extend interest payment periods;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal or any premium or interest on the debt securities;

•	the currency in which we will pay the principal or any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositories for the global securities and the terms of the global securities;

•	if applicable, the subordination provisions that will apply to any subordinated debt securities;

•	if applicable, the provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

•	the covenants applicable to the debt.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe United States Federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of any event of default. In addition, we will describe United States Federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than United States dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which the debt securities may be converted into or exchanged for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership, or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may recover more, ratably, and holders of subordinated debt or subordinated debt securities may recover less, ratably, than our other creditors.

The prospectus supplement will indicate the indebtedness ranking senior to the debt securities being offered and briefly describe any limitation on the issuance of such additional senior indebtedness or indicate that there is no such limitation.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt securities selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole in part may be registered in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amount of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payment, transfers, exchanges and other matters relating to beneficial interest in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agent

Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for the interest.

Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, or Sale of Assets

The terms of the indentures may provide that, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following may constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture, which failure continued for a specified number of days after written notice has been given by the trustee or the requisite holders of the debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holder of a majority in aggregate principal amount of the outstanding securities of that series may, under specified circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for specified duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Except for notice in the case of a default in the payment of principal or interest, the trustee may withhold notice of default so long as a good faith determination has been made that the withholding of such notice is in the interests of the holders.

No holder of a debt security of any series may institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification;

•	the trustee has not received a direction inconsistent with the request within a specified number of days.

Each holder has an absolute right to bring actions for payment of overdue principal, premium, if any, or interest.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including to fix any ambiguity, defect, or inconsistency in the indenture and to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee under certain conditions. These conditions may include the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each class that is affected or the adoption of a resolution, at a meeting of holders of debt securities at which a quorum is present by the holders of at least two-thirds in aggregate principal amount of the outstanding debt securities of each class that is affected represented at such meeting. The indentures also may require that we and the trustee obtain the consent of the holder of any outstanding debt securities affected to the extent that we:

•	extend the fixed maturity of any series of notes issued;

•	reduce the principal amount, reduce the rate of or extend the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reduce the percentage of debt securities the holders of which are required to consent to any amendment.

Except in some limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures, or be present at a meeting of holders of debt securities. In some limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of some restrictive covenants, to the debt securities of any series. The indentures may provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, which is known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold moneys for payment in trust;

•	to register the transfer or exchange or the debt securities; and

•	to replace mutilated, destroyed, lost or stolen debt securities.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, which is known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we would be required to satisfy customary conditions described in the applicable indenture, which may include the establishment of a trust with the trustee in which we would irrevocably deposit money and/or obligations that will provide money in an amount sufficient to pay the principal of, premium, if any, and each installment of interest on the debt securities, the delivery of an opinion of counsel to the trustee, and the failure of an event of default to have occurred or be continuing.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We will treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Description Of Warrants

We may issue warrants to purchase debt securities, preferred stock or common stock (collectively, the “Underlying Warrant Securities”), and such warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of warrants will be issued under a separate warrant agreement (each a “Warrant Agreement”) to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including: (i) the title of such warrants; (ii) the aggregate number of such warrants; (iii) the price or prices at which such warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such warrants; (vi) the price at which the Underlying Warrant Securities purchasable upon exercise of such warrants may be purchased; (vii) the date on which the right to exercise such warrants will commence and the date on which such right shall expire; (viii) whether such warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such warrants are issued and the number of such warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Plan Of Distribution

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors;

•	through a combination of any such methods of sale; or

•	any other method permitted by law.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds that we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities being offered may be listed.

Agents

We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offer or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market marker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Legal Matters

Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will provide an opinion as to legal matters in connection with the securities that we may offer.

Independent Public Accountants

The consolidated financial statements and schedule of C-COR.net as of June 29, 2001 and June 30, 2000 and for each of the years in the three-year period ended June 29, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of the Broadband Communications Division of ADC Telecommunications, Inc. as of October 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The audited historical financial statements of MobileForce Technologies, Inc. as of December 31, 2000 and 1999 and for the years then ended, incorporated in this Prospectus by reference to C-COR.net’s Current Report on Form 8-K dated April 27, 2001, as amended on July 10, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the period ended September 28, 2001, incorporated by reference herein, KPMG LLP reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in C-COR.net’s quarterly report on Form 10-Q for the quarter ended September 28, 2001, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Where You Can Find More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

(1)	our Annual Report on Form 10-K for the fiscal year ended June 29, 2001;

(2)	our Quarterly Report on Form 10-Q for the period ended September 28, 2001;

(3)	our Current Reports on Form 8-K dated July 3, 2001, July 9, 2001, August 4, 2001 and November 2, 2001, our Form 8-K/A, Amendment No. 1 filed July 10, 2001 amending our Current Report on Form 8-K filed April 27, 2001 and our Form 8-K/A, Amendment No. 1 filed October 19, 2001 amending our Current Report on Form 8-K dated August 4, 2001;

(4)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 27, 1982 (as amended by Form 8-A/A filed with the SEC on July 3, 1990); and

(5)	the description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act on August 30, 1999.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to William T. Hanelly, Chief Financial Officer, Secretary and Treasurer, 60 Decibel Road, State College, PA 16801 or (814) 238-2461.

C-COR.net Corp.

4,400,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

February     , 2004

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized any dealer, salesperson, or other person to give any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information. This prospectus supplement is not an offer of these securities in any state where any offer is not permitted. The information in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities. You should not assume that this prospectus supplement is accurate as of any other date.

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